Exhibit 5.1

Arcturus Therapeutics Ltd.

10628 Science Center Drive, Suite 200

San Diego, California 92121

United States

November 30, 2017

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Arcturus Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) registering the offer, issuance and sale of 232,513 ordinary shares of the Company, par value New Israeli Shekel 0.07 per share (the “Shares”), reserved for issuance under the Arcturus Therapeutics, Inc. 2013 Equity Incentive Plan (the “Plan”). The Plan was assumed by the Company pursuant to the transactions consummated under that certain Agreement and Plan of Merger and Reorganization, dated as of September 27, 2017, by and among the Company (formerly known as Alcobra Ltd.), Aleph MergerSub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Arcturus Therapeutics, Inc. (“Private Arcturus”), under which Merger Sub merged with and into Private Arcturus, with Private Arcturus surviving as a wholly owned subsidiary of the Company.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the Company’s Articles of Association (as amended), and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and others and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion.

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s Articles of Association (as amended) and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company).

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance, and, when issued and paid for, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal
Meitar Liquornik Geva Leshem Tal

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